424(b)(3)
                                                              No. 33-90998-01
                           CNL INCOME FUND XVIII, LTD.


         This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 9, 1997 and the Prospectus Supplement dated November 6, 1997. This Supplement replaces the Supplement dated December 9, 1997.
Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

          All subscriptions are for the purchase of Units of CNL Income Fund XVIII, Ltd. ("CNL XVIII"). Offers are no longer being made nor are the General Partners accepting subscriptions for CNL XVII. THE ACQUISITION OF UNITS OF ONE PARTNERSHIP WILL NOT ENTITLE THE INVESTOR TO ANY OWNERSHIP INTEREST IN THE OTHER PARTNERSHIP OR ITS PROPERTIES.

          Information as to the number and types of Properties acquired by CNL XVIII is presented as of December 31, 1997, and all references to Property acquisitions should be read in that context. Proposed properties for which CNL XVIII receives initial commitments, as well as property acquisitions that occur after December 31, 1997, will be reported in a subsequent Supplement.

                                  THE OFFERING

SUBSCRIPTION PROCEDURES

         As of December 31, 1997, CNL XVIII had received total subscription proceeds of $34,155,759 (3,415,576 Units) from 1,522 Limited Partners. As of December 31, 1997, the Company had invested or committed for investment approximately $28,034,000 of such proceeds in 22 Properties and to pay Acquisition Fees and miscellaneous Acquisition Expenses leaving approximately $1,998,000 in offering proceeds available for investment in Properties. As of December 31, 1997, CNL XVIII had incurred $1,537,009 in Acquisition Fees to an Affiliate of the General Partners.

                                    BUSINESS

PROPERTY ACQUISITIONS

         Between October 23, 1997 and December 31, 1997, CNL XVIII acquired one Property consisting of land and building. The Property is a Chevy's Fresh Mex Property (in Mesa, Arizona). For information regarding the 21 Properties acquired by CNL XVIII prior to October 23, 1997, see the Prospectus dated May 9, 1997 and the Prospectus Supplement dated November 6, 1997.

         In connection with the purchase of this Property, CNL XVIII, as lessor, entered into a long-term lease agreement with an unaffiliated lessee. The general terms of the lease agreement are described in the section of the Prospectus entitled "Business - Description of Leases."

         The following table sets forth the location of the one Property consisting of land and building acquired by CNL XVIII from October 23, 1997 through December 31, 1997, a description of the competition, and a summary of the principal terms of the acquisition and lease of the Property.








January 8, 1998                                    Prospectus Dated May 9, 1997

                              PROPERTY ACQUISITIONS
                 From October 23, 1997 through December 31, 1997


                                                          Lease Expira-
Property Location and     Purchase          Date            tion and          Minimum                                  Option
     Competition           Price (1)      Acquired      Renewal Options     Annual Rent (2)        Percentage Rent   To Purchase
---------------------    ------------     --------      ---------------     ---------------        ---------------   -----------
Chevy's Fresh Mex        $2,476,374       12/31/97      12/2012; two        $243,643;              for each lease    at any time
(the "Mesa Property")                                   five-year           increases by 10%       year, 5% of       during the
Existing restaurant                                     renewal options     after the fifth lease  the amount by     lease term
                                                                            year and after every   which annual
The Mesa Property is                                                        five years thereafter  gross sales
located on the east                                                         during the lease       exceed
side of South Alma                                                          term                   $3,491,500
School Road,  in Mesa,
Maricopa  County,
Arizona,  in an area
of mixed retail,
commercial,  and
residential  development.
Other  fast-food  and
family- style restaurants
located in proximity to
the Mesa Property include
a Black-eyed Pea, a
McDonald's,  a Denny's,
an Applebee's,  an Olive
Garden, a Bennigan's, a
Red Lobster, and several
local restaurants.


-----------------------------

FOOTNOTES:

(1) The estimated federal income tax basis of the depreciable portion (the building portion) of the Property acquired is set forth below:

         Property                   Federal Tax Basis
         --------                   -----------------

         Mesa Property              $1,588,000

(2) Minimum annual rent for the Property became payable on the effective date of the lease.

                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                           CNL INCOME FUND XVIII, LTD.
                       PROPERTIES ACQUIRED FROM INCEPTION
                            THROUGH DECEMBER 31, 1997
                For the Period October 12, 1996 (the date operations
                  commenced) through December 31, 1996 (Unaudited)


         The following statement presents unaudited estimated taxable operating results of each Property acquired by CNL XVIII from inception through December 31, 1997. The statement presents estimated taxable operating results for each Property that was operational as if the Property had been acquired and operational on October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The statement should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of CNL XVIII for any period in the future. These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith. No single lessee or group of affiliated lessees lease Properties with an aggregate purchase price in excess of 20% of the expected total net offering proceeds of CNL XVIII.




                                             Burger King         Golden Corral         Jack in the Box         Jack in the Box
                                             Kinston, NC       Houston #1, TX (7)     Echo Park, CA (6)       Henderson, NV (6)
                                             -----------       ------------------     -----------------       -----------------

Estimated Taxable Operating Results:
Base Rent (1)                                 $ 19,862              (5)                    (5)                     (5)

Management Fees (2)                               (199)             (5)                    (5)                     (5)

General and Administrative
  Expenses (3)                                    (993)             (5)                    (5)                     (5)
                                              --------

Estimated Cash Available from
  Operations                                    18,670              (5)                    (5)                     (5)

Depreciation Expense (4)                        (3,660)             (5)                    (5)                     (5)
                                              --------

Estimated Taxable Operating Results           $ 15,010              (5)                    (5)                     (5)
                                              ========




                                                            See Footnotes



                                                Jack in the Box          Golden Corral        Boston Market       Black-eyed Pea
                                              Centerville, TX (6)      Galveston, TX (7)       Raleigh, NC         Atlanta, GA
                                              -------------------      -----------------      -------------       ------------

Estimated Taxable Operating Results:
Base Rent (1)                                       (5)                     (5)                 $ 27,144             $ 15,358

Management Fees (2)                                 (5)                     (5)                     (271)                (154)

General and Administrative
  Expenses (3)                                      (5)                     (5)                   (1,357)                (768)
                                                                                                --------             --------

Estimated Cash Available from
  Operations                                        (5)                     (5)                   25,516               14,436

Depreciation Expense (4)                            (5)                     (5)                   (2,672)              (3,596)
                                                                                                --------             --------

Estimated Taxable Operating Results                 (5)                     (5)                 $ 22,844             $ 10,840
                                                                                                ========             ========





                                                            See Footnotes




                                               Golden Corral      Boston Market         On The Border          Boston Market
                                                 Stow, OH      San Antonio #1, TX     San Antonio #2, TX       Minnetonka, MN
                                               -------------   ------------------     ------------------       --------------

Estimated Taxable Operating Results:
Base Rent (1)                                      $42,009           (5)                    (5)                    (9)

Management Fees (2)                                   (420)          (5)                    (5)                    (9)

General and Administrative
  Expenses (3)                                      (2,100)          (5)                    (5)                    (9)
                                                  --------

Estimated Cash Available from
  Operations                                        39,489           (5)                    (5)                    (9)

Depreciation Expense (4)                            (7,047)          (5)                    (5)                    (9)
                                                  --------

Estimate Taxable Operating Results                $ 32,442           (5)                    (5)                    (9)
                                                  ========


                                                            See Footnotes



                                               Wendy's           Boston Market        Jack in the Box            Golden Corral
                                              Sparta, TN         Timonium, MD        Houston #2, TX (6)      Elizabethtown, KY (7)
                                              ----------         -------------       ------------------      ---------------------

Estimated Taxable Operating Results:
Base Rent (1)                                   (5)                  (5)                  (5)                      (5)

Management Fees (2)                             (5)                  (5)                  (5)                      (5)

General and Administrative
  Expenses (3)                                  (5)                  (5)                  (5)                      (5)

Estimated Cash Available from
  Operations                                    (5)                  (5)                  (5)                      (5)

Depreciation Expense (4)                        (5)                  (5)                  (5)                      (5)

Estimate Taxable Operating Results              (5)                  (5)                  (5)                      (5)




                                                            See Footnotes



                                                  IHOP                    Arby's                  IHOP              Golden Corral
                                           Santa Rosa, CA (8)         Lexington, NC        Bridgeview, IL(8)        Destin, FL (7)
                                           ------------------         -------------        -----------------        --------------
Estimated Taxable Operating Results:

Base Rent (1)                                 $ 28,547                  $ 13,861             $ 31,579                     (5)

Management Fees (2)                               (285)                     (139)                (316)                    (5)

General and Administrative
  Expenses (3)                                  (1,427)                     (693)              (1,579)                    (5)
                                              --------                  --------              -------

Estimated Cash Available from
  Operations                                    26,835                    13,029               29,684                     (5)

Depreciation Expense (4)                        (4,678)                   (2,499)              (6,267)                    (5)
                                              --------                  --------             --------

Estimate Taxable Operating Results            $ 22,157                  $ 10,530             $ 23,417                     (5)
                                              ========                  ========             ========



                                                            See Footnotes


                                                Ground Round          Chevy's Fresh Mex
                                                Rochester, NY              Mesa, AZ            Total
                                                -------------              --------            -----

Estimated Taxable Operating Results:
Base Rent (1)                                   $107,159                 $243,643              $529,162

Management Fees (2)                               (1,072)                  (2,436)               (5,292)

General and Administrative
  Expenses (3)                                    (5,358)                 (12,182)              (26,457)
                                                --------                 --------              --------

Estimated Cash Available from
  Operations                                     100,729                  229,025               497,413

Depreciation Expense (4)                         (14,478)                 (39,700)              (84,597)
                                                --------                 --------              --------

Estimate Taxable Operating Results              $ 86,251                 $189,325              $412,816
                                                ========                 ========              ========



-----------------------------

FOOTNOTES:

(1) Represents rental income from leases for nine of the 22 Properties acquired from inception through December 31, 1997, which were operational at the time acquired by CNL XVIII, for the period commencing October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The 13 Properties acquired by CNL XVIII that are under construction are not presented due to the fact that they were not operational for the period presented.

(2) The Properties are managed pursuant to a management agreement between CNL XVIII and an Affiliate of the General Partners, pursuant to which the Affiliate receives an annual management fee in an amount equal to one percent of the gross revenues that CNL XVIII earns from its Properties. See "Management Compensation."

(3) Estimated at five percent of gross rental income based on the previous experience of Affiliates of the General Partners with 17 public limited partnerships which own properties similar to that owned by CNL XVIII.

(4) The estimated federal tax basis of the depreciable portion (the building portion) of the Properties has been depreciated on the straight-line method over 40 years.

(5) This Property is under construction and therefore was not operational for the period presented. The development agreements for the Properties which are to be constructed, provide that construction must be completed no later than the dates set forth below:

         Property                       Estimated Final Completion Date
         --------                       -------------------------------

         Houston  #1  Property          Opened for business April 1, 1997
         Echo Park Property             Opened for business June 26, 1997
         Henderson Property             Opened for business June 30, 1997
         Centerville Property           Opened for business April 18, 1997
         Galveston Property             Opened for business May 19, 1997

         Property                         Estimated Final Completion Date
         --------                         -------------------------------

         San Antonio #1 Property         Opened for business August 18, 1997
         San Antonio #2 Property         Opened for business September 2, 1997
         Sparta Property                 Opened for business August 25, 1997
         Timonium Property               Opened for business July 13, 1997
         Houston #2 Property             Opened for business September 24, 1997
         Elizabethtown Property          Opened for business October 21, 1997
         Destin Property                 March 16, 1998

(6) The lessee of the Echo Park, Henderson, Centerville and Houston #2 Properties is the same unaffiliated lessee.

(7) The lessee of the Houston #1, Galveston, Elizabethtown and Destin Properties is the same unaffiliated lessee.

(8) The lessee of the Santa Rosa and Bridgeview Properties is the same unaffiliated lessee.

(9) This Property was originally acquired with the intent to construct a Boston Market restaurant. The tenant has subsequently decided not to develop on this location. CNL XVIII and the tenant are currently in discussions regarding the disposition of the Property or development into a different restaurant concept. If sold, any proceeds received from the sale of the Property will be used by CNL XVIII to acquire an additional Property.